SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant                     [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement      [ ] Confidential, For Use of the Commission
[X] Definitive Proxy Statement           Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-12

                                   ----------

                       NAVISTAR INTERNATIONAL CORPORATION
                (Name of Registrant as Specified in its Charter)

                                   ----------

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:
    (2) Aggregate number of securities to which transaction applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
    (4) Proposed maximum aggregate value of transaction:
    (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount Previously Paid:
    (2) Form, Schedule or Registration Statement No.:
    (3) Filing Party:
    (4) Date Filed:

[LOGO]

                      NAVISTAR INTERNATIONAL CORPORATION
                              4201 Winfield Road
                                P. O. Box 1488
                          Warrenville, Illinois 60555

NOTICE OF 2003 ANNUAL MEETING OF SHAREOWNERS
To be held Tuesday, February 18, 2003

To Our Shareowners:

      You are cordially invited to attend Navistar International Corporation's 2003 Annual Meeting of Shareowners. This year's meeting will be held at the Hyatt Lisle Hotel, 1400 Corporetum Drive, Lisle, Illinois 60532 on Tuesday, February 18, 2003 at 11:00 a.m. (Central Standard Time).

      The purposes of the Annual Meeting are:

      o     To elect 3 directors; and

      o To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

      Shareowners of record at the close of business on January 3, 2003 are entitled to notice of and to vote at this meeting.

      YOUR VOTE IS IMPORTANT. Whether you plan to attend the meeting or not, we urge you to vote your shares either by using a toll-free telephone number or by signing, dating, and mailing the enclosed proxy card in the envelope provided. Instructions regarding both methods of voting are contained on the proxy card. If you attend the meeting and prefer to vote in person, you may do so, even if you have previously submitted your proxy.

                                        By Order of the Board of Directors,


                                        /s/ Robert J. Perna

                                        Robert J. Perna
                                        Secretary
                                        January 16, 2003

                              TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING .................................................    COVER
INFORMATION ABOUT THE ANNUAL MEETING .....................................       1
INFORMATION ABOUT VOTING .................................................       1
   Quorum Requirements ...................................................       2
   Required Vote .........................................................       2
   Other Matters .........................................................       2
ELECTION OF DIRECTORS ....................................................       2
BOARD MEETINGS AND COMMITTEES ............................................       4
DIRECTORS' COMPENSATION ..................................................       5
NAVISTAR COMMON STOCK OWNERSHIP BY DIRECTORS AND OFFICERS ................       6
PERSONS OWNING MORE THAN 5% OF NAVISTAR COMMON STOCK .....................       7
AUDIT COMMITTEE REPORT ...................................................       9
EXECUTIVE COMPENSATION ...................................................      10
   Committee on Compensation and Governance Executive Compensation Report       10
   Performance Graph .....................................................      13
   Executive Compensation Tables .........................................      14
   Termination and Other Compensatory Arrangements .......................      16
   Retirement Plans ......................................................      17
   Certain Related Transactions ..........................................      19
OTHER INFORMATION ........................................................      20
   Annual Report .........................................................      20
   Householding Information ..............................................      20
   Section 16(a) Beneficial Ownership Reporting Compliance ...............      20
   Independent Public Accountants ........................................      20
   Proxy Solicitation ....................................................      21
   Shareowner Proposals for the 2004 Annual Meeting ......................      21

                                PROXY STATEMENT

                      Navistar International Corporation
                              4201 Winfield Road
                          Warrenville, Illinois 60611

                     INFORMATION ABOUT THE ANNUAL MEETING

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Navistar International Corporation, a Delaware corporation, for use at the 2003 Annual Meeting of Shareowners and at any meeting following postponement or adjournment thereof. The meeting will be held at the Hyatt Lisle Hotel, 1400 Corporetum Drive, Lisle, Illinois on Tuesday, February 18, 2003 at 11:00 a.m. (Central Standard Time). This Proxy Statement summarizes information that we are required to provide you under the rules of the U.S. Securities and Exchange Commission and is designed to assist you in voting your shares. On or about January 16 2003, we began sending these proxy materials to all shareowners of record at the close of business on January 3, 2003.

                           INFORMATION ABOUT VOTING

      Shareowners of record can vote in person at the Annual Meeting or by proxy. There are two ways to vote by proxy:

      -- By Telephone--If you hold your shares in your own name rather than through a broker, you can vote by telephone by calling the toll-free number listed on the proxy card. Please see your proxy card for specific instructions.

      -- By Mail--You can vote by mail by signing, dating and mailing the enclosed proxy card.

      If you hold your shares through a bank, broker, or other record holder, you may vote your shares by following the instructions they have provided.

      By voting by proxy, you will direct the individuals named on the card (your "proxies") to vote your shares at the Annual Meeting in the manner you indicate. The persons named as proxies were selected by the Board of Directors and are either directors or officers of the Company or both. If you sign and return the card without indicating your instructions, then the designated proxies will vote your shares "FOR" the election of all three nominees for director.

      You may revoke or change your proxy at any time before it is exercised by sending a written revocation to the Company's Secretary, by providing a later dated proxy, by voting by telephone at a later time, or by attending the Annual Meeting and voting in person.

      You may have your votes kept confidential by so indicating in the designated place on the proxy card or when prompted during telephone voting. If you are a participant in the Company's 401(k) Retirement Savings Plan, 401(k) Plan for Represented Employees, or Retirement Accumulation Plan, the proxy card will represent the number of shares allocated to your account under the Plan and will serve as a direction to the Plan's trustee as to how the shares in your account are to be voted.

      Holders of record of Navistar's Common Stock at the close of business on January 3, 2003 are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were outstanding 67,842,193 shares of Common Stock. You are entitled to one vote per share, exercisable in person or by proxy, with respect to all matters to come before the Annual Meeting.

Quorum Requirements

      A quorum is necessary to hold a valid meeting. Under the Company's By-Laws at least one-third of the Company's Common Stock must be represented at the Annual Meeting, whether in person or by proxy, to constitute a quorum. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker "non-vote" occurs when a broker votes on some matter on the proxy card but not on others because the broker does not have the authority to do so.

Required Vote

      Directors are elected by a plurality vote of shares present (in person or by proxy) at the meeting, meaning that the three nominees for director receiving the highest number of votes will be elected. Abstentions and broker "non-votes" are not counted in determining the number of shares voted for or against any nominee for director.

Other Matters

      The Board of Directors does not know of any other matters that will be presented at the Annual Meeting other than the election of directors as discussed in this Proxy Statement. If any other matter properly comes before the Annual Meeting, your proxies will vote your shares in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

                             ELECTION OF DIRECTORS

      Our Board of Directors currently has 14 members, who are divided into three classes (Class I, Class II, and Class III). One class is elected at each Annual Meeting of shareowners to serve for a three-year term.

      Three directors will be elected at the Annual Meeting to serve as Class I directors for a three-year term beginning at this Annual Meeting and expiring at our Annual Meeting in the year 2006. The Board of Directors has nominated Y. Marc Belton, Abbie J. Griffin and Robert C. Lannert for election as Class I directors. Each nominee is presently a director of the Company. Your proxies will vote your shares FOR the nominees, unless you instruct otherwise. Each nominee elected as a director will continue in office until his or her successor has been elected and qualified, or until his or her death, resignation or retirement.

      The Board of Directors Recommends a vote FOR the Election of these Nominees as Directors.

      The Company expects each nominee to be able to serve. If a nominee is unavailable for election, the Board may choose another nominee and your proxies will then vote your shares for that nominee or, as an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting. The Board has authority under the Company's By-Laws to fill vacancies and to increase and decrease its size.

      The Board's retirement policy provides for directors' retirement prior to the first Annual Meeting of shareowners, which is held after the date they attain age 70. Mr. Jerry E. Dempsey, currently a Class I director, and Mr. Allen
J. Krowe, currently a Class III director, will have attained age 70 prior to the Annual Meeting and will retire from the Board of Directors. As a result, effective upon the election of the Class I directors at the Annual Meeting, the total number of directors of the Company will be decreased to 12.

      If you want to recommend a director candidate, you may do so in accordance with the Company's By-Laws that require advance notice to the Company and certain other information. If you are interested in recommending a director candidate, you should request a copy of the By-Laws provisions by writing the Company's Secretary, Navistar International Corporation, 4201 Winfield Road, P.O. Box 1488, Warrenville, Illinois 60555.

      The following are brief biographies of each of the nominees and the other directors whose terms of office will continue after the Annual Meeting.

Nominees for Class I Directors Whose Terms Expire 2006

      Y. Marc Belton, 43, director since 1999. He is Senior Vice President of General Mills, Inc. and President of Yoplait USA, General Mills Canada Corporation and New Business Development since March 2002. General Mills, Inc. is engaged in manufacturing and marketing of consumer food products. He was President of the "Big

G" Cereal Division from 1999 to 2002. From 1997 to 1999 he was President of the New Ventures Division. From 1994 to 1997 he was President, Snacks Division. He was named a Vice President of General Mills in 1991. He serves on the board of directors of Urban Ventures as well as the Board of Trustees of Northwestern College. He is also a member of the Executive Leadership Council and Co-Chairman of the Salvation Army Capital Campaign. Committees: Audit and Finance.

      Dr. Abbie J. Griffin, 48, director since 1998. She is a Professor of Business Administration at the University of Illinois, Urbana-Champaign since 1997. She was Associate Professor of Marketing and Production Management from 1993 to 1997 at the University of Chicago, Graduate School of Business.
Committees: Audit and Finance.

      Robert C. Lannert, 62, director since 1990. He is Vice Chairman of the Board of Directors of the Company since April 2002, and he is Chief Financial Officer of the Company since 1990. He was Executive Vice President from 1990 to 2002. He is a director of DT Industries, Inc. and President of the Des Plaines Valley Council of the Boy Scouts of America.

Class II Directors Whose Terms Expire 2004

      Michael N. Hammes, 61, director since 1996. He is Chairman and Chief Executive Officer of Sunrise Medical Inc., which designs, manufacturers and markets home medical equipment worldwide, since January 2000. He was Chairman and Chief Executive Officer of the Guide Corporation, an automotive lighting business, from 1998 to 2000. He was also Chairman and Chief Executive Officer of The Coleman Company, Inc., a manufacturer and distributor of camping and outdoor recreational products and hardware/home products, from 1993 to 1997. He is a member of the Board of Visitors of Georgetown University's School of Business.
Committees: Compensation and Governance, Executive and Finance (Chair).

      John R. Horne, 64, director since 1990. He is Chairman of the Board of Directors of the Company since 1996, and Chief Executive Officer of the Company since 1995. The Company has announced that Mr. Ustian will succeed Mr. Horne as Chief Executive Officer of the Company, effective February 19, 2003. Mr. Horne will continue to serve as Chairman of the Board of the Company. Prior to his present position, he was President from 1996 to April 2002 and President and Chief Operating Officer of the Company from 1990 to 1995. Mr. Horne is a director of the National Association of Manufacturers (NAM), Intermet Corporation, Corrections Corporation of America, and Junior Achievement of Chicago (Chairman); is a member of the Board of Trustees of the Manufacturers Alliance/MAPI; serves on the Mechanical Engineering Industrial Advisory Council for Purdue University; and is a member of the Conference Board, the Economic Club of Chicago and the Executives' Club of Chicago. Committee: Executive (Chair).

      James H. Keyes, 62, director since December 2002. He is Chairman of the Board of Johnson Controls, Inc., an automotive system and facility management and control company, since 1993. He served as Chairman and Chief Executive Officer from 1993 until September 2002. He is a director of the Federal Reserve Bank of Chicago, LSI Logic Corporation and Pitney Bowes, Inc. Committees: Audit and Compensation and Governance.

      Southwood J. Morcott, 64, director since 2000. He retired as Chairman of the Board of Dana Corporation, a manufacturer and distributor of automotive and vehicular parts, in April 2000, a position he had held since 1990. He was Chief Executive Officer from 1989 to 1999 and President from 1986 to 1996 of Dana Corporation. He is a director of CSX Corporation, Phelps-Dodge Corporation and Johnson Controls, Inc. Committees: Compensation and Governance and Finance.

Class III Directors Whose Terms Expire 2005

      Eugenio Clariond, 59, director since December 2002. He is President and Chief Executive Officer of Grupo IMSA, a producer of steel processed products, aluminum extrusion products and a wide range of automotive batteries, since 1984. He is a director of Texas Industries, Inc. and Vice Chairman of the World Business Counsel for Sustainable Development and Vice President of the Mexican chapter of the Latin American Business Counsel. Committees: Compensation and Governance and Finance.

      John D. Correnti, 55, director since 1994. He was Chairman of the Board and Chief Executive Officer of Birmingham Steel Corporation, a manufacturer of steel and steel products, from 1999 to December 2002. On June 3, 2002, Birmingham Steel Corporation filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. Mr. Correnti served as Chief Executive Officer, President and Vice Chairman of Nucor Company, a mini mill manufacturer of steel products, from 1996 to 1999, and as its President and Chief Operating Officer and as a director from 1991 to 1996. He is a director of Corrections Corporation of America and the Steel Manufacturers Association. Committees: Audit and Compensation and Governance.

      William F. Patient, 68, director since 1996. Mr. Patient is the retired Chairman of the Board and Chief Executive Officer of The Geon Company, positions he held from 1993 until his retirement in 1999. The Geon Company manufactures polyvinyl chloride (PVC) resins and compounds, which are used in a wide variety of applications, including household appliances, business machines and construction products. He is Chairman of the Board of the Cleveland State University Foundation, director of Atlantic Extrusion Corp. and the University Hospital Health Systems, and a member of the Board of Trustees of Washington University. Committees: Audit and Compensation and Governance.

      Daniel C. Ustian, 52, director since April 2002. He is President and Chief Operating Officer of the Company since April 2002. The Company has announced that Mr. Ustian has been elected Chief Executive Officer of the Company, effective February 19, 2003. Prior to his present position, he was President of the Engine Group of International Truck and Engine Corporation, the Company's principal operating subsidiary, from 1999 to 2002 and he served as Group Vice President and General Manager of Engine & Foundry from 1993 to 1999. He is a member of the Society of Automotive Engineers and the American Foundry Association and participates in the Electrical Council for the Economy.

Additional Director

      In July 1993, the Company restructured its post-retirement health care and life insurance benefits pursuant to a settlement agreement, which required, among other things, the addition of a seat on the Company's Board of Directors. The director's seat is filled by a person appointed by the United Automobile, Aerospace & Agricultural Implement Workers of America (the "UAW"). This director is not part of the classes referred to above and is not standing for election by shareowners at the Annual Meeting.

      David McAllister, 47, director since 2001. He is Administrative Assistant to the UAW's Vice President since 1999. He was Administrative Assistant and Co-Director from 1998 to 1999, Associate Co-Director from 1996 to 1998 and Program Coordinator from 1989 to 1996, of the UAW-DaimlerChrysler National Training Center. He is a founding member of the Chelsea Civic Foundation and a member of the NAACP. Committees: Audit and Finance.

                          BOARD MEETINGS AND COMMITTEES

      In fiscal year 2002 the full Board met 8 times. In addition, the Board's non-management directors met 3 times in regularly scheduled executive sessions to evaluate the performance of the Board, the performance of the Chief Executive Officer, and to discuss corporate strategies. All of the directors attended at least 75% of all the meetings of the Board and the committees on which he or she serves, except that, because of conflicts in schedules, Mr. McAllister attended 67% of the meetings.

      The Board has 4 standing committees. Committee membership is noted for each director next to the director's name in the biographical section above.

      Audit Committee--The Audit Committee is composed of 7 directors, none of whom are employees of the Company. The Committee oversees the Company's financial reporting process on behalf of the Board. During 2002, the Committee reviewed the 2002 audit plans of the Company's independent public accountants and internal audit staff, reviewed the audit of the Company's accounts with the independent public accountants and the internal auditors, considered the adequacy of audit scope and reviewed and discussed with the auditors and management the auditors' reports. The Committee recommended to the Board the selection of the Company's independent public accountants. The Committee also reviewed environmental surveys and compliance activities for the Company's facilities and the expense accounts of principal executives. In fiscal year 2002, the Committee held 5 meetings.

      Committee on Compensation and Governance--The Committee on Compensation and Governance is composed of 7 directors, none of whom are employees of the Company. The Committee recommends to the Board the election, responsibilities and compensation of all executive officers. The Committee also has responsibilities for the organization of the Board. The Committee reviews and makes recommendations to the Board concerning nominees for election as directors. Upon management's recommendation, the Committee also reviews basic changes to non-represented employees' base compensation and incentive and benefit plans. The Committee held 6 meetings in fiscal year 2002.

      Executive Committee--The Executive Committee is composed of 4 directors, three of whom are not employees of the Company. The Committee represents the Board between meetings for the purpose of consulting with officers, considering matters of importance and either taking action or making recommendations to the Board. The Committee held no meetings in fiscal year 2002.

      Finance Committee--The Finance Committee is composed of 8 directors, none of whom are employees of the Company. The Committee reviews the Company's financing requirements; custody and management of assets which fund the pension and retirement savings plans of the Company's subsidiaries; procedures by which projections and estimates of cash flow are developed; dividend policy; and operating and capital expenditure budgets. In fiscal year 2002, the Committee held 4 meetings.

                             DIRECTORS' COMPENSATION

      Directors who are employees of the Company receive no fees for their service as directors. Directors who are not employees of the Company receive separate compensation for Board service. That compensation includes:

   Annual Retainer:                            $50,000

   Attendance Fees:                            $1,000 for each Board meeting
                                               $1,000 for each committee meeting
                                               Expenses related to attendance

   Committee Chairman Additional Retainer:     $ 6,000

   Stock Options:                              4,000 shares annually (The exercise price of these
                                               options is equal to the fair market value of
                                               Navistar's Common Stock on the first business day
                                               after the date of grant. The options expire 10 years
                                               after the grant date.)

      At least one-fourth of each director's annual retainer is paid in the form of restricted stock.

      Under the Company's Non-Employee Directors Deferred Fee Plan, directors may defer payment of fees in cash or in restricted stock. At the request of the UAW (the organization which elected Mr. McAllister to the Board), all of the cash portion of Mr. McAllister's annual retainer and attendance fees (together with a cash amount equal to the value of the restricted stock which otherwise would be payable to Mr. McAllister) is contributed to a trust created in 1993 pursuant to a restructuring of the Company's retiree health care benefits.

            NAVISTAR COMMON STOCK OWNERSHIP BY DIRECTORS AND OFFICERS

      This table shows how much Common Stock the executive officers and directors beneficially own as of November 30, 2002. In general, "beneficial ownership" includes those shares a director or executive officer has the power to vote or transfer, and stock options exercisable within 60 days. Except as noted, the persons named in the table below have the sole voting and investment power with respect to all shares beneficially owned by them.

                                                                            Number of Shares
                                                            -------------------------------------------------
                                                                                 Obtainable                      Percent
                                                                               Through Stock                       of
Name/Group                                                   Owned (1)(2)     Option Exercise        Total        Class
---------------------------------------------------------   --------------   -----------------   ------------   --------
Y. Marc Belton ..........................................         1,280              7,000            8,280          *
Robert A. Boardman ......................................        41,284             85,662          126,946          *
Eugenio Clariond ........................................             0                  0                0          *
John D. Correnti ........................................         4,953             15,500           20,453          *
Jerry E. Dempsey(3) .....................................         3,360             16,750           20,110          *
Dr. Abbie Griffin .......................................         1,560              9,000           10,560          *
Michael N. Hammes .......................................         2,140             13,000           15,140          *
John R. Horne ...........................................       410,729            671,735        1,082,464         1.6
J. Steven Keate .........................................        32,575            144,161          176,736          *
James H. Keyes ..........................................             0                  0                0          *
Allen J. Krowe(3) .......................................        15,211             11,000           26,211          *
Robert C. Lannert .......................................       234,032            308,605          542,637          *
David McAllister ........................................             0                  0                0          *
Southwood J. Morcott ....................................         2,560              5,000            7,560          *
William F. Patient ......................................         8,249             13,000           21,249          *
Daniel C. Ustian ........................................        62,422            121,376          183,798          *
All Directors and Executive Officers as a Group .........       953,293          1,790,844        2,744,137         4.0

------------
*     Percentage of shares beneficially owned does not exceed one percent.

(1) Includes shares over which there is shared voting and investment power as follows: Directors and Executive Officers as a Group--60 shares.

(2) The number of shares shown for each executive officer (and all executive officers as a group) includes the number of shares of Navistar Common Stock owned indirectly, as of November 30, 2002, by such executive officers in the Company's 401(k) Retirement Savings Plan and Retirement Accumulation Plan, as reported to us by the Plan trustee.

      Under our Stock Ownership Program executives may defer their cash bonus into deferred share units ("DSUs"). If an executive officer has elected to defer cash bonus, the number of shares shown for such executive officer includes these DSUs. These DSUs vest immediately (but may not settle within 60 days of November 30, 2002). The number of shares shown for each executive officer (and all executive officers as a group) also includes premium share units ("PSUs") that were awarded under the Stock Ownership Program. PSUs vest in equal installments on each of the first three anniversaries of the date on which they are awarded (but may not settle within 60 days of November 30, 2002).

      Under Navistar's Non-Employee Directors Deferred Fee Plan, directors may defer the portion of their retainer fee payable in restricted stock. If a director has elected to defer this portion of the retainer fee into phantom stock units, these phantom stock units are shown in this column.

      Under our Restoration Stock Option Program executives may defer the receipt of shares of Navistar Common Stock due in connection with a restoration stock option exercise. If an executive has elected to defer receipt of these shares into phantom stock units, these phantom stock units are also shown in this column.

(3)   Retires as a director on February 18, 2003.

              PERSONS OWNING MORE THAN 5% OF NAVISTAR COMMON STOCK

      This table indicates, as of December 17, 2002, all persons we know to be beneficial owners of more than 5% of Company's Common Stock. This information is based on Schedule 13D and Schedule 13G reports filed with the U.S. Securities and Exchange Commission by each of the firms listed in the table below.

                                                                         Total Amount
                                                                         and Nature of
                                                                          Beneficial
Name and Address                                                           Ownership        Percent of Class
-------------------------------------------------------------------   ------------------   -----------------
FMR Corp. .........................................................        8,701,237(A)           14.6%
 82 Devonshire Street
 Boston, Massachusetts 02109

Capital Group International, Inc. .................................        8,534,070(B)           14.4%
 11100 Santa Monica Blvd.
 Los Angeles, California 90025

Jennison Associates LLC ...........................................        8,122,496(C)           13.4%
 466 Lexington Avenue
 New York, New York 10017

International Truck and Engine Corporation Non-contributory
Retirement Plan Trust; International Truck and Engine Corporation
Retirement Plan for Salaried Employees Trust; and International
Truck and Engine Corporation Retiree Health Benefit Trust .........        7,755,030(D)           11.4%
 c/o International Truck and Engine Corporation
 4201 Winfield Road
 Warrenville, Illinois 60555

Gabelli Asset Management, Inc. ....................................        5,146,002(E)            8.6%
 One Corporate Center
 Rye, New York 10580

------------
(A) As reported in a Schedule 13G, as amended February 14, 2002, filed with the U.S. Securities and Exchange Commission by FMR Corp. ("FMR"), Edward
      C. Johnson, 3d, Chairman of FMR, Abigail P. Johnson, a Director of FMR, and Fidelity Management and Research Company. It is reported in the
      Schedule 13G that (1) FMR has sole dispositive power with respect to 8,701,237 shares and sole voting power with respect to 1,180,253 shares,
      (2) Edward C. Johnson, 3d and Abigail P. Johnson each have sole dispositive power over these shares, and (3) these shares represented (a) 7,448,275 shares beneficially owned by Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR, as a result of acting as investment advisor to various investment companies ("Funds"),
      (b) 903,862 shares beneficially owned by Fidelity Management Trust Company, a wholly-owned subsidiary of FMR, as a result of its serving as investment manager of certain institutional accounts, and (c) 349,100 shares beneficially owned by Fidelity International Limited, a Bermuda joint stock company of which a partnership controlled by Mr. Johnson and his family members owns approximately 40% of the voting stock, as a result of acting as investment adviser to various non-U.S. investment companies and certain institutional investors. The voting power with respect to the 7,448,275 shares beneficially owned by Fidelity is held by the Board of Trustees of the various investment companies of which Fidelity is the investment advisor. FMR, Edward C. Johnson, 3d, and the Funds each has sole power to dispose of the 7,448,275 shares beneficially owned by Fidelity. Edward C. Johnson, 3d and FMR each has sole dispositive power over 903,862 shares and sole voting power over 830,862 shares beneficially owned by Fidelity Management Trust Company. FIL has sole voting power and sole dispositive power over the 349,100 shares owned by it.

(B) As reported in Schedule 13G, dated February 11, 2002, filed with the U.S. Securities and Exchange Commission by Capital Group International, Inc. and Capital Guardian Trust Company, a wholly owned subsidiary of Capital Group International, Inc. It is reported in the Schedule 13G that 4,741,200 shares are beneficially owned by Capital Group International, Inc., over which it has sole dispositive power and sole voting power with respect to 4,159,100 shares. Capital Guardian Trust Company beneficially own 3,792,870 shares, over which it has sole voting power with respect to 3,210,770 shares and sole dispositive power with respect to 3,792,870 shares.

(C) As reported in Schedule 13G, dated December 10, 2002 filed with the U.S. Securities and Exchange Commission by Jennison Associates LLC. It is reported in the Schedule 13G that 8,122,496 shares are beneficially owned by Jennison Associates LLC, over which it has sole dispositive power and sole voting power. See paragraph (D) below.

(D) As reported in a Schedule 13G filed November 18, 2002 with the U.S. Securities and Exchange Commission by Navistar International Corporation ("Navistar"), International Truck and Engine Corporation ("International"), International Truck and Engine Corporation Non-Contributory Retirement Plan Trust (the "Hourly Trust"), International Truck and Engine Corporation Retirement Plan for Salaried Employees Trust (the "Salaried Trust"), and International Truck and Engine Corporation Retiree Health Benefit Trust (the "Health Benefit Trust"). It is reported in the Schedule 13G that on November 8, 2002 Navistar sold an aggregate amount of 7,755,030 shares of its Common Stock, in three separate transactions as follows: 4,653,018 shares to the Hourly Trust, 1,551,006 shares to the Salaried Trust and 1,551,006 shares to the Health Benefit Trust. Each trust is a funding trust for an employee benefit plan sponsored by International. The trust agreements of the Hourly Trust and the Salaried Trust provide that the trustee of the trust is only a directed trustee with respect to Navistar stock held by the trusts and that the Pension Fund Investment Committee of International (the "PFIC"), or an investment manager designated by the PFIC, is to direct the trustee with respect to the voting or disposition of Navistar stock. The trust agreement for the Health Benefit Trust provides that International, or an investment manager appointed by International, is to direct the trustee with respect to voting and disposition of Navistar stock. International has delegated authority for such matters to the Base Plan Investment Committee of International (the "BPIC"), which currently has the same members as the PFIC; all who are executive officers of Navistar. Jennison Associates LLC has subsequently been appointed the investment manager for each trust with respect to the Navistar stock, and Jennison has been given discretionary authority regarding voting and disposition of the Navistar stock. Since, the PFIC and BPIC and Navistar have the power to revoke or change the appointment of Jennison (and therefore reacquire the voting and dispositive control over the Navistar stock), the committees, International or Navistar could be considered "beneficial owners" of the Navistar stock.

(E) As reported in Schedule 13D, as amended, dated November 22, 2002, filed with the U.S. Securities and Exchange Commission by Gabelli Funds, LLC, GAMCO Investors, Inc., Gabelli Securities, Inc., Gabelli Group Capital Partners, Inc., Gabelli Asset Management, Inc., Marc J. Gabelli and Mario
      J. Gabelli. It is reported in the Schedule 13D that these shares represent; (1) 1,800,000 shares beneficially owned by Gabelli Funds, LLC, over which it has sole voting and dispositive power, (2) 3,345,502 shares beneficially owned by GAMCO Investors, Inc., over which it has sole voting power with respect to 3,128,702 shares and sole dispositive power with respect to 3,345,502 shares, (3) 500 shares beneficially owned by Gabelli Securities Inc., over which it has sole voting and dispositive power.

                             AUDIT COMMITTEE REPORT

      The Audit Committee of the Board of Directors (under this heading, the "Committee") is composed of 7 directors who are neither officers nor employees of the Company, and who meet the independence requirements of the New York Stock Exchange. The Committee is governed by a written charter as approved by the Board of Directors. In accordance with its written charter, the Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During fiscal year 2002, the Committee met 5 times, and the Committee chair, as representative of the Committee, discussed the interim financial information contained in quarterly earnings announcements with both management and the independent auditors prior to public release.

      In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1 "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company's internal controls. The Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.

      The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

      The Committee discussed and reviewed the audited consolidated financial statements of the Company as of and for the fiscal year ended October 31, 2002 with management and the independent auditors. Management has the responsibility for the preparation of the Company's financial statements and the independent auditors have the responsibility for the examination of those statements.

      Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that the Company's audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended October 31, 2002 for filing with the Securities and Exchange Commission.

                                        Audit Committee


                                        Allen J. Krowe, Chairperson
                                        Y. Marc Belton
                                        John D. Correnti
                                        Abbie J. Griffin
                                        James H. Keyes
                                        David McAllister
                                        William F. Patient

                             EXECUTIVE COMPENSATION

Committee on Compensation and Governance Executive Compensation Report

Introduction

      The Board's Committee on Compensation and Governance (under this heading, the "Committee") establishes, administers, and monitors all compensation and benefit programs under which executive benefits are provided and compensation is paid or awarded to the Company's executive officers. Specifically the Committee reviews the performance of executive officers and makes compensation decisions with respect to the Company's executive officers, given the overall successes of the individual executives, their specific group and the organization as a whole.

Compensation Philosophy and Objectives

      The executive compensation program is designed to closely align executive compensation with corporate and individual performance and the total return to shareowners. The Company has developed an overall compensation philosophy that is built on a foundation of guiding principles:

      o Competitive Positioning: To attract and retain the executive talent required to achieve the Company's goals through a market competitive total remuneration package.

      o Performance Orientation: Executive compensation has a strong individual performance-based link, and is designed to promote an alignment of interests between shareowners and senior executives.

      o Equity: Our compensation programs are fair and equitable, and create no advantage for any one individual or group on the basis of age, service, or other non-performance related criteria.

      o Ownership and Responsibility: The Company has designed a compensation program that recognizes individual contributions as well as linking executive and shareowner interests through compensation programs that are based on common measures of financial success.

Market Compensation Review

      In 2002 the Committee conducted a comprehensive review of the executive compensation program to ensure that pay opportunities are competitive with the current market, and that there is an appropriate link between company and individual performance, the Company's stated compensation philosophy, and actual executive compensation. This process included consultation with an independent compensation and benefits consulting firm throughout the year on such issues as base salaries, incentive awards, and overall compensation and benefits philosophy. The Committee reviews executive compensation against peer groups of companies with which the Company competes for talent. Competitive executive compensation data was gathered from a custom peer group of 32 companies reflecting a cross section of aerospace, automobile, and other transportation companies.

      The Committee believes that the market in which the Company competes for talent is growing in breadth and scope. Therefore, we feel it is relevant to include in our compensation review not only some of those companies that make up the Standard and Poor's Construction and Farm Index (classified as the Heavy Duty Truck & Parts Index through 2001), which appears in the Performance Graph in this Proxy Statement, but also those organizations that we view as a relevant source for executive talent.

      The Company has established and communicated to executives a policy of targeting base salaries at the 50th percentile of the competitive market. Our incentive compensation is targeted to reward executives with total compensation at the 50th percentile of the market for target corporate performance, and at the 75th percentile for distinguished corporate performance. This philosophy was adhered to in setting base salaries.

Policy on Deductibility of Compensation

      Section 162(m) of The Internal Revenue Code of 1986 provides that a public company generally may not deduct the amount of annual compensation paid to certain executive officers that is more than $1 million. The provision does not apply to certain performance-based compensation that meets the requirements contained in IRS regulations. Performance based compensation can include income from stock options, restricted stock, and certain formula driven compensation that meets the IRS requirements. The Committee has considered the effect of this Internal Revenue Code limitation, and has concluded that the limitation will not have any significant effect on the Company's income tax liability.

Elements of Executive Compensation

      The elements of the Company's executive compensation program include base salary, an annual incentive program, and long-term incentives. Although each decision relative to these compensation programs has to be undertaken separately, the Committee considers the total compensation and benefits package (including salary, incentives, stock options, pension benefits, supplemental retirement benefits, insurance and other benefits) when making any compensation decision. Also, in considering the individual performance of the executives named in this proxy statement, the Committee takes into consideration the opinions and recommendations of Mr. Horne, the Chief Executive Officer, for positions other than his own.

Base Salary

      Base salaries for executive officers are determined initially by evaluating and comparing the responsibilities of their positions and experiences and by reference to the competitive marketplace for executive talent. Salary adjustments are determined by evaluating the performance of the Company and of each executive. In addition, the market is surveyed to determine average year over year industry changes in executive pay.

      Based on the competitive survey conducted by the outside consultants and a subjective review of individual performance, the Committee increased base pay of the executives named in the Summary Compensation Table by an average of 10.3% in 2002, which includes performance and promotional increases. These increases in base pay resulted in the group of executive officers being paid, on average, at the median of the competitive market.

Annual Incentive

      A substantial portion of the Company's executive compensation package is contingent upon the Company's attaining financial and non-financial performance goals established by the Committee prior to the beginning of each fiscal year. Approximately 500 participants are eligible for annual incentive payments. The target annual incentive varies by organization level, from 25% of base salary for senior managers to 110% of base salary for the Chief Executive Officer. In 1997, the Committee established a performance goal based on the Company's return on equity.

Long-Term Incentives

      Again in 2002, the Company delivered long-term incentive compensation entirely in annual stock option grants to all executives. Option grants are made to executives at the fair market value price on the date of grant and expire on the 10th anniversary of the grant. In 2002, one-third of the options granted become exercisable on each of the first, second and third anniversaries of the grant.

      When determining the size of the option grants made to executives, the Committee again considered the results of a competitive compensation survey conducted by an outside consulting firm.

      The Company feels strongly that it is important to encourage senior executives to hold significant amounts of Navistar stock, thereby tying their long-term economic interest directly to that of the shareowners. To achieve this goal, the Company has implemented stock ownership guidelines for those executives. The Company's stock ownership targets apply to approximately 44 executives, the majority of whom hold the title of staff vice president and above. Executives are expected to attain their respective ownership level within five years. These executives have ownership requirements that range from 75% to 300% as a percent of base salary and are fixed at the number of shares that are required on the date of their promotion or hire. Currently, the average number of shares owned by these executives exceeds the required number of shares.

Chief Executive Officer Compensation

      Mr. Horne's 2002 base salary was at the median base salary for comparable positions, according to the compensation survey conducted that same year. As a result of his achievement of aggressive non-financial performance goals, his 2002 salary was increased by $100,000 to $1,200,000, which, according to the compensation survey, was within competitive levels at 5% above the 50th percentile of the Company's competitive market.

      Mr. Horne's 2002 annual cash incentive payment would have been awarded on the achievement of a very challenging return on equity goal for the Company established by the Committee, as well as the achievement of various non-financial goals of each business unit. These non-financial goals include, but are not limited to, leadership development, strategies/growth and product development. Because these aggressive financial goals were not met, Mr. Horne did not receive an annual incentive payment for 2002.

      In fiscal year 2002, Mr. Horne was also granted an option to purchase 242,700 shares of Common Stock. This award is both competitive and commensurate with market practice given recent Company and individual performance.

      It is the Committee's view that the Company's executive compensation programs and awards provide a significant link between individual and corporate performance and compensation paid. We also believe that the programs are appropriate in the current competitive market and in the shareowners' interests

                                        Committee on Compensation and Governance


                                        Jerry E. Dempsey, Chairperson
                                        Eugenio Clariond
                                        John D. Correnti
                                        Michael N. Hammes
                                        James H. Keyes
                                        Southwood J. Morcott
                                        William F. Patient

Performance Graph

      This graph shows the yearly percentage change in the Company's cumulative total shareowner return on Navistar's Common Stock during the last five fiscal years ended October 31, 2002. The graph also shows the cumulative total returns of the S&P 500 Index and the S&P Construction & Farm Index. In prior fiscal years the Company's performance was compared with the cumulative total return of the S&P Truck and Parts Index. The S&P Truck and Parts Index was discontinued by Standard & Poor's at the end of 2001, when they changed their classification standard. The graph shows the cumulative total returns of the S&P Truck and Parts Index through the last four fiscal years ended October 31, 2001.

      The comparison assumes $100 was invested on October 31, 1997 in Navistar Common Stock and in each of the indices shown and assumes reinvestment of dividends.

                              [PERFORMANCE GRAPH]

[THE FOLLOWING INFORMATION WAS REPRESENTED AS A LINE CHART IN THE PRINTED MATERIAL]

                               1997     1998     1999     2000     2001     2002
                               ----     ----     ----     ----     ----     ----

Navistar .................    100.0     90.0    181.1    142.6    129.4     96.7
S&P 500 ..................    100.0    120.1    149.0    156.3    115.8     96.7
S&P Construction & Farm ..    100.0     75.8     94.5     72.4     82.8     85.9
S&P Trucks & Parts .......    100.0     82.9    114.3     92.3     99.8       --

Executive Compensation Tables

     This table provides compensation information for the fiscal years 2000, 2001, and 2002 for the Company's Chief Executive Officer and the four next most highly compensated executive officers.

                          Summary Compensation Table

                                                                                 Long-Term
                                                                            Compensation Awards
                                                                      -------------------------------
                                                                       Restricted       Securities
                                             Annual Compensation          Stock         Underlying        All Other
                                         --------------------------      Awards          Options/        Compensation
Name and Principal Position      Year     Salary ($)     Bonus ($)      ($)(1)(2)        SARs (#)           ($)(3)
-----------------------------   ------   ------------   -----------   ------------   ----------------   -------------
John R. Horne ...............    2002     1,183,333         0                  0        411,429 (4)        40,018
 Chairman and                    2001     1,083,333         0                  0        223,200            32,175
 Chief Executive Officer         2000       975,000         0                  0        342,636 (5)        24,492

Robert C. Lannert ...........    2002       523,750         0                  0        241,909 (6)        14,897
 Vice Chairman and               2001       475,000         0                  0         75,100            10,341
 Chief Financial Officer         2000       450,000         0                  0         62,800             7,182

Daniel C. Ustian ............    2002       557,292         0            167,064         71,804             6,057
 President and                   2001       466,667         0                  0         56,500             4,540
 Chief Operating Officer         2000       412,500         0                  0         72,754 (7)         3,307

J. Steven Keate .............    2002       446,667         0                  0         64,600             3,714
 President, Truck Group          2001       421,667         0                  0         56,500             3,331
                                 2000       375,000         0             13,921         44,100             2,163

Robert A. Boardman ..........    2002       376,667         0                  0         41,200             5,500
 Senior Vice President           2001       353,333         0                  0         39,000             4,428
 and General Counsel             2000       316,667         0                  0         25,200             3,112

------------
(1) The amounts shown include the dollar value of premium share units ("PSU") representing shares of Common Stock awarded to Mr. Keate and to Mr. Ustian under the Company's Stock Ownership Program based on the attainment of certain stock ownership thresholds. Mr. Keate received 353 PSUs in 2000 and Mr. Ustian received 3,784 PSUs in 2002.

(2) The number and value of the aggregate PSUs on October 31, 2002 for each of the persons named above is as follows: Mr. Horne 24,851 PSUs with an aggregate value of $557,159; Mr. Lannert 16,250 PSUs with an aggregate value of $364,325; Mr. Ustian 10,809 PSUs with an aggregate value of $242,338; Mr. Keate 5,931 PSUs with an aggregate value of $132,973; and Mr. Boardman 6,377 PSUs with an aggregate value of $142,972. The PSUs vest in equal installments on each of the first three anniversaries of the date on which they are awarded. Holders of PSUs receive dividends at the same time and at the same rate as other Common Stock owners.

(3) The amounts shown represent life insurance premiums paid by the Company for the persons named in the Summary Compensation Table.

(4) Includes 168,729 restoration options received by Mr. Horne in 2002 to purchase shares equal to the number of previously owned shares of the Company Stock surrendered in payment of the exercise price of options.

(5) Includes 175,036 restoration options received by Mr. Horne in 2000 to purchase a number of shares equal to the number of previously owned shares of Navistar Common Stock surrendered in payment of the exercise price of options.

(6) Includes 164,009 restoration options received by Mr. Lannert in 2002 to purchase a number of shares equal to the number of previously owned shares of Navistar Common Stock surrendered in payment of the exercise price of options.

(7) Includes 28,654 restoration options received by Mr. Ustian in 2000 to purchase a number of shares equal to the number of previously owned shares of Navistar Common Stock surrendered in payment of the exercise price of options.

      This table sets forth certain information regarding options granted during fiscal year 2002 under the Company's Performance Incentive Plan and Supplemental Stock Option Plan to the individuals named in the Summary Compensation Table.

                      Option/SAR Grants In Fiscal Year 2002

                                                                Individual Grants
                               -----------------------------------------------------------------------------------
                                   Number of        % of Total
                                  Securities       Options/SARs
                                  Underlying        Granted to         Exercise                       Grant Date
                                 Options/SARs      Employees in     or Base Price     Expiration        Present
Name                              Granted (#)       Fiscal Year       ($/Sh) (4)         date        Value ($) (5)
----------------------------   ----------------   --------------   ---------------   ------------   --------------
John R. Horne ..............          2,617(1)            .14            38.20         12-11-11           36,716
                                    240,083(2)          13.23            38.20         12-12-11        3,368,364
                                      3,684(3)            .20            40.25         12-21-02           51,686
                                     13,044(3)            .72            40.25         12-17-07          183,007
                                     97,143(3)           5.35            40.25         12-16-08        1,362,916
                                     54,858(3)           3.02            40.25         12-13-10          769,658
Robert C. Lannert ..........          2,617(1)            .14            38.20         12-11-11           36,716
                                     75,283(2)           4.15            38.20         12-12-11        1,056,220
                                      6,889(3)            .38            39.92         12-20-03           96,653
                                      9,058(3)            .50            39.92         03-17-04          127,084
                                     21,575(3)           1.19            39.92         10-19-04          302,697
                                     10,905(3)            .60            39.92         12-14-04          152,997
                                     14,644(3)            .81            39.92         04-19-05          205,455
                                     15,201(3)            .84            39.92         12-20-05          213,270
                                     22,141(3)           1.22            39.92         12-17-06          310,638
                                     22,353(3)           1.23            39.92         12-17-07          313,613
                                     35,054(3)           1.93            39.92         12-16-08          491,808
                                      6,189(3)            .34            39.92         12-13-10           86,832
Daniel C. Ustian ...........          2,617(1)            .14            38.20         12-11-11           36,716
                                     61,983(2)           3.42            38.20         12-12-11          869,621
                                      7,204(2)            .40            44.15         04-17-12          101,072
J. Steven Keate ............          2,617(1)            .14            38.20         12-11-11           36,716
                                     61,983(2)           3.42            38.20         12-12-11          869,621
Robert A. Boardman .........          2,617(1)            .14            38.20         12-11-11           36,716
                                     38,583(2)           2.13            38.20         12-12-11          541,319

------------
(1)   Incentive Stock Options

(2)   Non-Qualified Options

(3) Restoration options with the following terms: granted at fair market value; becoming exercisable two years from the grant date, or, if sooner, one month before the end of the remaining term of the options they replaced; and expiring coincident with the options they replaced. Restoration options are issued when an executive uses shares of Company Common Stock to pay the option exercise price of a previously issued option.

(4) All options, other than restoration options, become exercisable under the following schedule: one-third on the first anniversary of the grant, one-third on the second anniversary, and one-third on the third anniversary. In the event an optionee exercises a non-qualified option with already-owned shares, he or she may be eligible to receive restoration options. Restoration options contain the same expiration dates and other terms as the options they replace except that they have an exercise price per share equal to the fair market value of the Common Stock on the date the restoration option is granted and become exercisable in full six months after they are granted or, if sooner, one month before the end of the remaining term of the options they replace.


(5) The Black-Scholes model was used to calculate the grant date present value of the options granted. The following assumptions were used to estimate the value of options: a 4.0 year expected life of the options; a dividend yield of 0%; expected volatility for Navistar Common Stock of 39.1%; and a risk-free rate of return of 4.1%. The actual value, if any, the named executive officers may realize from these options will depend solely on the gain in stock price over the exercise price when the options are exercised.


      This table sets forth certain information regarding exercises of options during fiscal year 2002, and total options held at year end by the individuals named in the Summary Compensation Table.

             Aggregated Option/SAR Exercises During Fiscal Year 2002
                      And Fiscal Year End Option/SAR Values

                                                                     Number of           Value of
                                                                     Securities        Unexercised
                                                                     Underlying           In-the
                                                                    Unexercised           Money
                                                                    Options/SARs       Options/SARs
                                                                    2002 Fiscal        2002 Fiscal
                                                                    Year End (#)       Year End ($)
                                                                 -----------------   ---------------
                                   Shares
                                 acquired on         Value          Exercisable/       Exercisable/
                                Exercise (#)     Realized ($)      Unexercisable      Unexercisable
                               --------------   --------------   -----------------   ---------------
John R. Horne ..............      231,757         3,679,559      460,572/447,363          0/110,111
Robert C. Lannert ..........      244,744         5,569,150      236,672/148,900     12,334/37,049
Daniel C. Ustian ...........       51,581           991,726       66,310/124,170          0/27,873
J. Steven Keate ............       27,403           526,111       89,095/116,966      1,059/27,873
Robert A. Boardman .........       35,972           589,783       50,528/75,600           0/19,240

Termination and Other Compensatory Arrangements

      To assure stability and continuity of management, the Company has entered into executive termination agreements with each of its executive officers. The agreements provide that if the officer's employment is terminated by the Company for any reason other than for cause, as defined in the agreement, the officer will receive a lump sum payment varying in amounts from 200% of his or her annual base salary plus annual target bonus (for the Chief Executive Officer) to 150% of his or her annual base salary plus annual target bonus (for the other executive officers), plus a pro rata portion of the officer's annual target bonus. However, if the officer's employment is terminated by the Company within 3 years after a "change in control" or prior thereto in anticipation of a change in control, the officer will receive a lump sum payment equal to the greater of:
(i) a pro rata portion of the officer's annual target bonus and three times the officer's current annual base salary plus annual target bonus; and (ii) 295% of the officer's average annual compensation during the previous five years. The agreements' definition of a "change in control" includes the acquisition by any person or group of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities. Pursuant to an arrangement originally entered into with Mr. Horne in 1986, his agreement provides that if he voluntarily terminates his employment from the Company, including upon his retirement, and agrees not to compete with the Company, he will receive an amount equal to 100% of his annual base salary (either in a single lump sum payment or in 12 equal monthly payments, as selected by Mr. Horne). Each agreement expires June 30, 2002 and is then renewed automatically for successive one-year periods unless the Board, six months prior to the renewal date, elects not to renew it.

      On July 8, 2002, the Company entered into an Employment Agreement with each of Mr. Horne and Mr. Lannert providing for their leadership in the Company's management transition process. Under the Agreements, in consideration for Mr. Horne and Mr. Lannert agreeing to extend their planned retirement dates and to provide certain consulting services to the Company following retirement, their annual retirement benefit under the

Company's MRO Plan will be determined based on their highest consecutive five years of base salary plus certain amounts of their highest five years of short-term incentive compensation, in each case out of the ten years immediately preceding retirement. The effect of the Agreements would be to increase the estimated annual retirement benefit for Mr. Horne by approximately $193,000 per year and for Mr. Lannert by approximately $97,735 per year. The Agreements require Messrs. Horne and Lannert to refrain from competing with the Company for their lifetimes.

Retirement Plans

      The International Truck and Engine Corporation Retirement Plan for Salaried Employees ("RPSE"), which covers substantially all of the salaried employees of the Company first hired before January 1, 1996, provides annual retirement benefits based upon age, credited service and "final average annual earnings" computed on the basis of the individual's highest consecutive five years of base salary out of the ten years immediately preceding retirement, reduced by a portion of the social security benefits to which it is estimated the participant will be entitled. Benefits accrue at a lower rate for service after December 31, 1988, than for service prior to that date. Maximum benefits that may be provided to an employee under the RPSE are subject to the annual pension limitation ($160,000 in 2003, indexed for inflation) imposed for qualified plans under The Employee Retirement Income Security Act ("ERISA"). In addition, these benefits are subject to a requirement that annual compensation in excess of an annual limit ($200,000 in 2003, indexed for inflation) is not taken into account. Employees who are first hired on or after January 1, 1996 are not eligible to participate in the RPSE.

      With respect to eligible upper level employees who retire at or after age 55 with at least 10 years of credited service, the Company also has a Managerial Retirement Objective ("MRO") Plan. The MRO Plan currently provides a retirement benefit objective based upon age, credited service and "final average annual earnings" computed on the basis of the individual's highest consecutive five years of base salary plus certain amounts of short-term incentive compensation out of the ten years immediately preceding retirement. Benefits accrue at a lower rate for service after December 31, 1988, than for service prior to that date. If the annual retirement benefits of any eligible employee from all sources from both the Company contributions and employee contributions (including benefits under the RPSE and a portion of the social security benefits to which it is estimated the individual will be entitled, but not including the International Truck and Engine Corporation 401(k) Retirement Savings Plan or any individual deferred compensation agreements) do not equal the retirement benefit objective under the MRO Plan, the Company will pay the difference to the employee. Employees who are first hired on or after January 1, 1996 are not eligible to participate in the MRO Plan. See also "Termination and Other Compensation Arrangements" with respect to Messrs. Horne and Lannert above.

      A substantial portion of the salaried employees of the Company, who are first hired on or after January 1, 1996, are covered by the International Truck and Engine Corporation Retirement Accumulation Plan ("RAP"), or by a comparable plan of a subsidiary company. The RAP is a defined contribution plan that provides for an annual contribution to be allocated to each participant's retirement account based on an age-weighted percentage of the participant's eligible compensation for the calendar year. The RAP also contains a 401(k) feature and provides for a company match, currently 50% of the first 6% of pretax salary reduction contributions made on behalf of the participant.

      The Company also has a Supplemental Executive Retirement Plan ("SERP"). The SERP covers certain executive officers who have attained age 55, and provides annual retirement income objectives to such executive officers who have at least five years of credited service, based upon age, credited service and "final average earnings" (as defined above for purposes of the MRO Plan). SERP objectives range from 30% to 50% of "final average earnings", and are reduced by benefits, if any, under the RPSE and the MRO Plan, by the actuarial equivalent of the executive's retirement account (but not the 401(k) or Company match accounts) under the RAP, by 50% of the participant's social security benefit and by retirement benefits from prior employers. It is estimated that the annual benefits payable under the SERP upon normal retirement (at age 65) to Mr. Keate, would be approximately 4% of his individual "final average earnings" and to Mr. Boardman, would be approximately 11% of his individual "final average earnings." It is estimated that Messrs. Horne, Lannert and Ustian would derive no benefit from the SERP. Payments under the SERP in fiscal 2002 were $288,524.

     In the event of a termination of employment by the Company following a "change in control," certain benefits under the MRO Plan and the SERP will become contractual rights and not subject to change without the consent of those affected employees who have accrued at least five years of credited service as of the date of such termination.

                               Pension Plan Tables

                  Estimated Annual Retirement Benefit Objective
                        Upon Normal Retirement at Age 65
            (Assuming all service is earned prior to January 1, 1989)

    Final
   Average                                 Years of Service
    Annual      ---------------------------------------------------------------------
   Earnings         15          20           25             30         35 and Over
-------------   ---------   ---------   ------------   ------------   ------------
    300,000     108,000     144,000        180,000        180,000        180,000
    400,000     144,000     192,000        240,000        240,000        240,000
    500,000     180,000     240,000        300,000        300,000        300,000
    600,000     216,000     288,000        360,000        360,000        360,000
    700,000     252,000     336,000        420,000        420,000        420,000
    800,000     288,000     384,000        480,000        480,000        480,000
    900,000     324,000     432,000        540,000        540,000        540,000
  1,000,000     360,000     480,000        600,000        600,000        600,000
  1,500,000     540,000     720,000        900,000        900,000        900,000
  2,000,000     720,000     960,000      1,200,000      1,200,000      1,200,000

                  Estimated Annual Retirement Benefit Objective
                        Upon Normal Retirement at Age 65
            (Assuming all service is earned after December 31, 1988)

    Final
   Average                                Years of Service
    Annual      -------------------------------------------------------------------
   Earnings         15          20          25            30         35 and Over
-------------   ---------   ---------   ----------   ------------   ------------
    300,000       76,500    102,000      127,500        153,000        180,000
    400,000      102,000    136,000      170,000        204,000        240,000
    500,000      127,500    170,000      212,500        255,000        300,000
    600,000      153,000    204,000      255,000        306,000        360,000
    700,000      178,500    238,000      297,500        357,000        420,000
    800,000      204,000    272,000      340,000        408,000        480,000
    900,000      229,500    306,000      382,500        459,000        540,000
  1,000,000      255,000    340,000      425,000        510,000        600,000
  1,500,000      382,500    510,000      637,500        765,000        900,000
  2,000,000      510,000    680,000      850,000      1,020,000      1,200,000

      The number of years of credited service as of October 31, 2002 for Mr. Horne is 36.3; Mr. Lannert is 39.6; Mr. Keate is 8.0; Mr. Ustian is 29.7; and Mr. Boardman is 13.0.

Certain Related Transactions

      The Company established the Navistar International Corporation Stock Ownership Program in 1997 to more closely align the interests of shareowners and the Company's senior management. Under the Program all executive officers and certain senior managers of the Company are required to purchase and hold a specified amount of Navistar's Common Stock equal to a multiple of his or her annual base salary. During 1999, 2000 and 2001 certain executive officers received full-recourse loans for the purchase price of the Common Stock they purchased from the Company. Effective July 30, 2002, however, and in accordance with the recently-enacted Sarbanes-Oxley Act of 2002, the Company no longer offers its executive officers loans to assist them in meeting their ownership requirements under the program. The loans extended to the Company's executive officers prior to July 30, 2002 will, however, remain in effect in accordance with their then existing terms and conditions. These existing loans accrue interest at the applicable federal rate (as determined by Section 1274(d) of the Internal Revenue Code) on the purchase date for loans of stated maturity, compounded annually, are unsecured obligations and have a nine-year term.

      For current outstanding loans, principal and interest is due at maturity in a balloon payment. The payment of the loan will be accelerated if a participant's employment is terminated for cause or for certain other reasons prior to or following a change of control. In the event of retirement, there is no loan acceleration. The loan may be prepaid at any time at the participant's option.

      The following executive officers of the Company have outstanding loans under the program. The table indicates the largest amount of the indebtedness outstanding during fiscal year 2002, the interest rate charged, and the aggregate outstanding balance as of December 31, 2002:

                                             Maximum                 Aggregate
                                          Indebtedness              Outstanding          Interest
                                             During                Balance as of           Rate
Name                                  Fiscal Year 2002 ($)     December 31, 2002 ($)       (%)
----------------------------------   ----------------------   -----------------------   ---------
   Robert A. Boardman ............            423,312                  426,558              4.77
   John R. Horne .................          1,524,381                1,536,069              4.77
   Thomas M. Hough ...............            117,786                  118,689              4.77
   J. Steven Keate ...............            112,495                  113,358              4.77
   Robert C. Lannert .............          1,385,232                1,395,853              4.77
   Mark T. Schwetschenau .........            156,115                  157,312              4.77
   Daniel C. Ustian ..............            294,181                  296,436              4.77

                                OTHER INFORMATION

Annual Report

      A copy of our Annual Report, which includes our Consolidated Financial Statements for the three years ended October 31, 2002, is being mailed to all shareowners of record as of January 3, 2003 together with this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting materials.

Householding Information

      Some banks, brokers and other record holders may be participating in the practice of "householding" proxy statements and annual reports. To reduce our printing costs and postage fees, beginning this year, the Company has also adopted this procedure. This means that you and other holders of the Company's Common Stock in your household that share the same last name may not receive separate copies of our Proxy Statement or Annual Report. We will promptly deliver an additional copy of either document to you if you call or write us at the following address or phone number: Investor Relations, Navistar International Corporation, 4201 Winfield Road, P.O. Box 1488, Warrenville, Illinois 60555, (630) 753-2143.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own beneficially more than ten percent of a registered class of our equity securities to file reports of holdings and transfers of Navistar stock with the U.S. Securities and Exchange Commission and the New York Stock Exchange and to provide copies of those reports to the Company. Based solely on our review of copies of those reports received by the Company or written representations that all such reports were timely filed, we believe that in 2002 our directors, executive officers and greater than ten beneficial percent shareowners made all required filings on time, except that Messrs. Ustian, Boardman and Keate each inadvertently filed a Form 4 late, reporting one, two and three transactions, respectively.

Independent Public Accountants

      Upon the recommendation of the Audit Committee, the Board has reappointed the firm of Deloitte & Touche LLP, Two Prudential Plaza, 180 N. Stetson Avenue, Chicago, Illinois 60601, to examine the financial statements of the Company for the current fiscal year ending October 31, 2003. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire, and will also be available to respond to appropriate questions.

Audit Fees

      The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates ("Deloitte") for professional services rendered for the audit of the Company's consolidated financial statements, including foreign and other statutory audit requirements, reviews of the consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q and other audit related services were $1,795,000 and $1,402,000, respectively for the fiscal years ended October 31, 2002 and 2001.

Financial Information Systems Design and Implementation Fees

      The Company did not incur any fees to Deloitte for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal years ended October 31, 2002 and 2001.

All Other Fees

      The aggregate fees billed by Deloitte for services rendered to the Company, other than the services described above under "Audit Fees" and "Financial Systems Design and Implementation Fees" were $2,461,000 and $4,067,000, respectively for the fiscal years ended October 31, 2002 and 2001, comprised of the following:

                                                2002            2001
                                           -------------   -------------
       Audit related services ..........    $  525,000      $1,276,000
       Tax services ....................    $1,086,000      $2,159,000
       All other services ..............    $  850,000      $  632,000

      In making its recommendation to appoint Deloitte as the Company's independent public accountants for the fiscal year ending October 31, 2003, the Audit Committee has considered whether the provision of the non-audit services rendered by Deloitte is compatible with maintaining that firm's independence.

Proxy Solicitation

      The cost of this proxy solicitation will be borne by the Company. Georgenson Shareholder Communications, Inc., 17 State Street, New York, New York 10004 has been retained to assist in the solicitation of proxies and will receive a fee not to exceed $7,500 plus expenses. Directors, officers and employees of the Company at no additional cost may also solicit proxies. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to the beneficial owners of the Common Stock and will be reimbursed for their reasonable expenses incurred in forwarding such matters.

Shareowner Proposals for the 2004 Annual Meeting

      Under the rules of the U.S Securities and Exchange Commission, proposals of shareowners intended to be presented at the Company's 2004 Annual Meeting must be received by the Company's Secretary no later than the close of business on September 17, 2003 for the proposal to be considered for inclusion in our proxy material for that meeting. To otherwise bring a proposal before the Company's 2004 Annual Meeting, you must comply with our By-Laws. One of the procedural requirements of our By-Laws, as now in effect, is that you must notify the Company's Secretary in writing not later than 120 days nor earlier than the 180 days in advance of the meeting of your intent to present a proposal. Based on the anticipated date of next year's annual meeting, the proposals would have to be received between August 22, 2003 and October 21, 2003 for the Company's 2004 Annual Meeting. The address of the Company's Secretary is Navistar International Corporation, 4201 Winfield Road, P.O. Box 1488, Warrenville, Illinois 60555. A copy of our By-Laws may be obtained from the Company's Secretary by written request to the same address.

                                        By Order of the Board of Directors,

                                        /s/ Robert J. Perna

                                        Robert J. Perna
                                        Secretary
                                        January 16, 2003

SM-101-74

                                     PROXY

                       NAVISTAR INTERNATIONAL CORPORATION
                    PROXY FOR ANNUAL MEETING OF SHAREOWNERS
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE UNDERSIGNED HEREBY APPOINTS JOHN R. HORNE, ROBERT C. LANNERT, AND ROBERT A. BOARDMAN, AND EACH OF THEM, PROXIES, WITH POWER OF SUBSTITUTION, TO VOTE ALL STOCK OF THE UNDERSIGNED, AT THE ANNUAL MEETING OF NAVISTAR INTERNATIONAL CORPORATION TO BE HELD FEBRUARY 18, 2003, AND AT ANY ADJOURNMENT OR POSTPONEMENTS THEREOF, ON ANY BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING. IN THEIR DISCRETION, THE PROXIES ARE HEREBY AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATION MADE. IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL DIRECTOR NOMINEES.

       (Continued, and to be marked, dated and signed, on the other side)

--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^


      You can now access your Navistar International Corp. account online.

Access your Navistar International Corporation shareholder account online via Investor ServiceDirect(R) (ISD).

Mellon Investor Services LLC, transfer agent for Navistar International Corporation, now makes it easy and convenient to get current information on your shareholder account. After a simple, and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

   o View account status                    o View payment history for dividends
   o View certificate history               o Make address changes
   o View book-entry information            o Obtain a duplicate 1099 tax form
                                            o Establish/change your PIN

             Visit them on the web at http://www.melloninvestor.com
                and follow the instructions shown on this page.

Step 1: FIRST TIME USERS - Establish a PIN

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) available to establish a PIN.

Investor ServiceDirect(R) is currently only available for domestic individual and joint accounts.

o SSN
o PIN
o Then click on the [Establish PIN] button

Please be sure to remember your PIN, or maintain it in a secure place for future reference.

Step 2: Log in for Account Access

You are now ready to log in. To access your account please enter your:

o SSN
o PIN
o Then click on the [Submit] button

If you have more than one account, you will now be asked to select the appropriate account.

Step 3: Account Status Screen

You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

o Certificate History
o Book-Entry Information
o Issue Certificate
o Payment History
o Address Change
o Duplicate 1099

              For Technical Assistance Call 1-877-978-7778 between
                       9am-7pm Monday-Friday Eastern Time

NAVISTAR INTERNATIONAL CORPORATION                            Please mark   |X|
                                                            your votes as
                                                             indicated in
                                                             this example


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED

                                   FOR                   WITHHOLD
                               all nominees              AUTHORITY
Election of Directors       (except as marked to     to vote for all
                             the contrary below)         nominees
01 Y. Marc Belton
02 Dr. Abbie J. Griffin            [ ]                      [ ]
03 Robert C. Lannert

WITHHELD FOR: (write the nominee's name in the space provided below)

-------------------------------------------------------------------------------

                                                    MARK HERE TO HAVE YOUR   [ ]
                                                 VOTE REMAIN CONFIDENTIAL.

By checking the box to the right, I consent to future delivery of annual     [ ]
reports, proxy statements, prospectuses and other materials and shareholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute printed materials to me from any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company's transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.

Signature ______________________ Signature ______________________ Date ________

NOTE: Please sign as name appears hereon. For joint accounts both owners should sign. When signing as attorney, executor, administrator, trustee or guardian, etc., please give full title as such.

--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^

Dear Shareowner:

     Below are instructions on how to vote for the directors by telephone. Please consider voting by telephone. Your vote is recorded as if you mailed in your proxy card. We believe voting this way is convenient and it also saves the Company money.

     We also ask that you provide your consent to access future annual reports, proxy statements, prospectuses and other materials and shareholder communications electronically via the Internet by checking the box above. If you do so the Company can save money by reducing the number of annual reports, proxy statements and other materials it must print to mail.

     Thank you for your attention to these matters.

                           Vote by Telephone or Mail
                         24 Hours a Day, 7 Days a Week

             Telephone voting is available through 4PM Eastern Time
                 the business day prior to annual meeting day.

    Your Telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

--------------------------------------------------------------------------------
                                   Telephone
                                 1-800-435-6710

Use any touch-tone telephone to vote your proxy. There is no charge to you for this call. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the recorded instructions.
--------------------------------------------------------------------------------

                                       OR

--------------------------------------------------------------------------------
                                      Mail

                      Mark, sign and date your proxy card
                              and return it in the
                         enclosed postage-paid envelope.
--------------------------------------------------------------------------------

                      If you vote your proxy by telephone,
                  you do NOT need to mail back your proxy card.